EXHIBIT 10.48
December 17, 2010
Via Hand Delivery
Patricia Fili-Krushel
1155 Park Ave.
New York, NY 10128
Re: Offer of Employment with NBC Universal
Dear Pat:
This letter (“Letter Agreement”) will confirm our recent discussions regarding the offer of employment for the position of Chief Administrative Officer that you have received from NBC Universal and the employment agreement between you and Time Warner Inc. (the “Company”) made November 3, 2008 and effective July 1, 2008 (the “Agreement”). As discussed, the term of your employment with the Company continues through June 30, 2011 under the Agreement and Section 9.2 of the Agreement prohibits you from rendering any services to, or acting in any capacity for, any Competitive Entity during the term of employment or for a twelve-month period following the termination of your employment with the Company. You have requested that the Company agree to end the term of your employment earlier by accepting your resignation and waive the non-competition prohibition to allow you to accept the position of Chief Administrative Officer of NBC Universal, an entity specified as a Competitive Entity.
The Company has considered your request and has decided to honor your request in exchange for you agreeing to the provisions herein and executing the attached release of claims against the Company (the “Release”). You and the Company, intending to reflect our mutual understanding, hereby agree as follows:
1.	The Company hereby accepts your resignation of employment effective January 1, 2011 (the “Termination Date”) and waives your obligations under Section 9.2 of the Agreement only as it relates to your acceptance of the offer of employment and serving as the Chief Administrative Officer of NBC Universal. You hereby resign as Executive Vice President, Administration of the Company as well as any other officer, director or other positions you hold at affiliates of the Company, in each case effective December 31, 2010. You hereby acknowledge that, after December 31, 2010, you will not be serving at the request of the Company as a director or in any other capacity of any other entity.

2.	You acknowledge that, with the exception of accepting the offer of employment and serving as the Chief Administrative Officer of NBC Universal, you will remain obligated under Sections 9.2., 10 and 12 of the Agreement.

3.	You agree to cooperate with the Company in providing for an orderly transition of your responsibilities through the Termination Date, which cooperation shall include giving such assistance as may be reasonably requested by the Company. After the Termination Date, such cooperation shall extend to additional matters as reasonably requested by the Company from time to time, including, without limitation, providing information reasonably requested to enable the Company to comply with applicable securities laws and regulations and providing assistance with respect to legal matters now pending or that may arise about which you have knowledge by virtue of your employment with the Company

4.	You agree that during the remainder of your employment and for a period of one year following the Termination Date you shall not solicit and shall not cause NBC Universal or any of its affiliates to solicit any person who was a full-time employee of the Company at the date of such termination or within six months prior thereto. Such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.

5.	You acknowledge that your resignation releases the Company from any further obligations to you under the Agreement, including the fact that you have no further right to receive any compensation, payments or benefits from the Company other than what is outlined in this Letter Agreement.

6.	The Company has agreed that you will be paid a bonus for the year ending December 31, 2010 under the Company’s Executive Incentive Plan, based on the Company’s performance as certified by the Compensation and Human Development Committee of the Board of Directors (the “Compensation Committee”) and your individual performance rating, which will be at least 130, less withholdings and deductions (the “Bonus Payment”). This payment will be made to you in a lump sum at the same time bonuses are paid to executive officers of the Company, i.e., between January 1 and March 15, 2011, provided the Release is effective. If you choose not to sign this letter or the Release or if you sign the Release but revoke your consent to the Release within the applicable time period, you will not be eligible for the Bonus Payment.

7.	You agree that prior to your last day in the office you will bring your Company-issued Blackberry to the IT Department so that the Company data can be removed from the device. You agree to return all Company-issued equipment and Company property, including the Company-issued Blackberry, to the Company prior to the Termination Date.

8.	After the Termination Date, you shall not be entitled to any additional awards or grants under any stock option, restricted stock units (“RSUs”), performance stock units (“PSUs”) or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company. At the Termination Date, your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans. At the Termination Date, your rights to benefits and payment under any stock option, RSU, and PSU granted by the Company shall be determined in accordance with the terms and provisions of the plans and any agreements under which such stock options, RSUs or PSUs were granted. The applicable treatment is set forth below.
9.	At the Termination Date, because you satisfy the requirements for “retirement treatment” under the applicable stock option agreements, any stock options to purchase Time Warner common stock that have not vested as of the Termination Date will vest and all vested stock options to purchase Time Warner common stock will remain exercisable for a period of five years after the Termination Date, but not beyond their original expiration date.

10.	At the Termination Date, because you satisfy the requirements for “retirement treatment” under the applicable restricted stock units agreement, all RSUs will vest , but the shares of Time Warner Common Stock underlying the vested RSUs will not be paid to you until six months after the Termination Date because of the requirements of Section 409A of the Internal Revenue Code.

11.	With respect to PSUs, for all awards of PSUs, following the end of the performance cycle for each outstanding grant of PSUs, a pro-rated portion of such grant will vest based on the actual performance certified by the Compensation Committee and the Termination Date in accordance with the terms of the applicable award agreement and any shares paid out based on the performance level so certified will be settled at the regular performance cycle end dates.

12.	In February 2011 you will be eligible to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will receive separate information regarding your option to continue health benefits.

13.	You acknowledge that you will use all of your accrued vacation and personal days prior to December 31, 2010.

14.	You acknowledge that Section 12.15 of your Agreement is deleted in its entirety and the following Section 12.15 is added to the Agreement: Survival. Sections 3.4, 8.3 and 9 through 12 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.4, 4.2, 4.4, 4.5, 4.6, 4.7, 5 and 8 through 12 shall survive any termination of the term of employment pursuant to Sections 4.2, 5 or 6. Sections 3.4, 4.6, and 9 through 12 shall survive any termination of the term of employment due to resignation.

15.	Except as provided in Section 12.7 of the Agreement, any claims, controversies or disputes arising out of or related to this Letter Agreement or the Release, the interpretation, validity or enforceability of this Letter Agreement or the Release, or the alleged breach of this Letter Agreement or the Release shall be submitted to resolution in arbitration in accordance with the procedures set forth in Section 12.8 of the Employment Agreement.

16.	This Letter Agreement, taken together with the Release and Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

17.	This Letter Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.	This Letter Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

19.	This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein or contained in the Agreement to the contrary, (i) if at the Termination Date you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder or under the Agreement (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder or under the Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement or under the Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement or under the Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

          If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.
We wish you success in your future endeavors,

Acknowledged and Agreed to

/s/ Patricia Fili-Krushel
Patricia Fili-Krushel

RELEASE
In consideration of the payments made to you and the Company’s waiver of Section 9.2 of the Employment Agreement(to allow you to take the Chief Administrative Officer position at NBC Universal only) between you and TIME WARNER INC. (the “Company”), One Time Warner Center, New York, New York 10019, made November 3, 2008 and effective July 1, 2008, and the letter agreement (the “Letter Agreement”) between You and the Company dated as of December 17, 2010 (as so amended, the “Agreement”), and in association with the termination of your employment with the Company, You, being of lawful age, on behalf of yourself and your heirs, executors, successors and assigns do hereby release and forever discharge the Company, its successors, related companies, affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to the Time Warner Inc. Severance Pay Plan For Regular Employees), benefit plan sponsors and benefit plan administrators, trustees and fiduciaries, and all of their successors and assigns, in their individual and official capacities, of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, arising up to and including the date you sign the Letter Agreement and this Release, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by You or granted to You by the Company that are scheduled to vest subsequent to Your termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York City Human Rights Law (all as amended), any Claim for severance or benefits or notice pay under any plan or policy of the Company (other than for the enforcement of this Agreement, any Claim under any whistleblower protection law, any Claim sounding in tort, any Claim for breach of contract (express and implied), and any Claim for attorney’s fees, costs, damages and equitable relief through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Agreement and this Release.
Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of my release of claims under the Age Discrimination in Employment Act. Provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Agreement. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of this Agreement; (ii) any claims for enforcement of this Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or (v) claims under the Fair Labor Standards Act or any claims or rights that cannot be waived by law.
You agree that you are receiving valuable consideration in exchange for signing the Letter Agreement and this Release that is more than what you are otherwise entitled to under any policy or plan of or prior agreement with the Company. You also acknowledge and agree that apart from the payments and benefits that you will be eligible for and receive under the Letter Agreement, you have, as of the date you signed the Letter Agreement and Release, received all compensation, notice, leave and benefits due to you from the Company and that you are not entitled to any other payment or benefit other than as set forth in the Letter Agreement and this Release.
You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.
You acknowledge that You have been given 21 days from the date You received a copy of the Release to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You cease to receive any payments or benefits under this Agreement (except as set forth in Section 4.4 of the Agreement) if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.
Accepted and Agreed to:

/s/ Patricia Fili-Krushel
Patricia Fili-Krushel

Dated:	January 4, 2011